EXHIBIT 99.1

 CLASSIC CABLE, INC. PRICES OFFERING OF $225 MILLION IN SENIOR SUBORDINATED
 NOTES

 AUSTIN, TEXAS, FEB. 11 /PRNEWSWIRE/ -- Classic Communications, Inc. (Nasdaq: CLSC), announced today that its wholly owned subsidiary, Classic Cable, Inc., priced $225 million of Senior Subordinated Notes due 2010. The Senior Subordinated Notes were priced at par with a 10.50% coupon.

 The debt issue, the size of which was increased to $225 million from $175 million, is being offered to qualified institutional investors through a private placement. The securities being offered in the private offering will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. Classic intends to use the proceeds of the offering to fund a portion of the acquisition of Star Cable Associates ("Star"), to repay a portion of indebtedness under its senior credit facility, and repurchase approximately $36 million of the 9-7/8% Senior Subordinated Notes due 2008.

 Classic Communications, Inc., based in Austin, Texas, has approximately 413,000 subscribers, pro forma for the Star acquisition, in non-metropolitan markets in Texas, Kansas, Oklahoma, Nebraska, Missouri, Arkansas, Louisiana, Colorado, and New Mexico. Classic trades on the Nasdaq under the trading symbol "CLSC."

 This release contains statements that constitute forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk uncertainties including those described in our filings with the SEC, and that the actual results or developments may differ materially from those in the forward-looking statements as a result of various factors. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise any forward-looking statement.

 SOURCE Classic Cable, Inc.

 CONTACT: Bryan D. Noteboom of Classic Communications, 512-476-9095, noteboom@classic-cable.com; or Ryan Barr, barr@braincomm.com, or Ann Travers, travers@braincomm.com, both of Brainerd Communicators, for Classic Cable